Exhibit 10.27

SALES REPRESENTATIVE AGREEMENT

This Sales Representative Agreement (“Agreement”) is entered into and effective as of the 6th day of October, 2009 (the “Effective Date”), by and between Samsung America, Inc. (“SAI”), a New York corporation with a business address of 1430 Broadway, New York, New York  10018, and I.C. Isaacs & Company, Inc., a Delaware corporation with an address at 475 Tenth Ave., 9th Floor, New York, New York 10018 (“I.C. Isaacs”).  I.C. Isaacs and SAI are sometimes hereinafter referred to collectively as the “Parties” and individually as “Party”.

WITNESSETH:

WHEREAS, I.C. Isaacs & Company, L.P., a Delaware limited liability partnership with an address of 475 Tenth Ave., 9th Floor, New York, New York 10018 (“I.C. Isaacs, L.P.”) holds the exclusive license under a license agreement with Latitude Licensing Corp. dated November 1, 1997, as amended (“License Agreement’) for the GIRBAUD® trademark and related marks set forth on Schedule 1 hereto, in connection with the manufacturing, importing, promotion, distribution and sale of certain apparel and other products in the Territory (defined below); and

WHEREAS, I.C. Isaacs is a limited partner of I.C. Isaacs, L.P. and has been granted the right from I.C. Isaacs, L.P. to use the Trademarks (defined below) in connection with the manufacturing, importing, promotion, distribution and sale of certain apparel and other products; and

WHEREAS, I.C. Isaacs engages in the business of sourcing, designing, marketing and selling certain apparel and other products bearing the Trademarks (defined below); and

WHEREAS, SAI has experience and is currently acting as a buyer in dealing with suppliers of various apparel, footwear and accessories products, and in importing, warehousing, distributing and selling such products; and

WHEREAS, for the purpose of I.C. Isaacs’ business, SAI desires to have I.C. Isaacs perform the services of an exclusive sales representative for the Products (defined below), and I.C. Isaacs desires to perform such services for SAI, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, the Parties do hereby agree as follows.

1.	Appointment of Sales Representative.

(a).           SAI hereby appoints I.C. Isaacs as its exclusive Sales Representative for the sale of Products (defined below) to be purchased by SAI and sold to customers (the "Customers") in the Territory (defined below).  I.C. Isaacs hereby accepts such appointment and agrees to act as the same in accordance with the terms and conditions hereof.  I.C. Isaacs agrees to use its best efforts to conduct the following activities:  sourcing and design of Products, quality control and factory monitoring, and promoting the sale of, and soliciting purchase orders from potential Customers of the Products in the Territory.  As used herein, the term “exclusive” means that the Product transactions contemplated hereunder shall only occur by and through I.C. Isaacs and SAI.  This Agreement does not apply to any internet sales, any sales pursuant to a license agreement with a third party, or any sales outside of the Territory, and any agreement between the Parties regarding such sales must be mutually agreed in writing.

(b).           As used herein, “Products” means those products listed on Schedule 2 hereto and bearing the Trademarks.  “Territory” means the U.S.A. (the fifty states and the District of Colombia), Puerto Rico, the U.S. Virgin Islands and Canada.  “Trademarks” means the marks GIRBAUD®, MARITHE + FRANCOIS GIRBAUD® and variations thereof, BLUE LINE® (including the LAC AGE concept) as specified on Schedule 1 to this Agreement, and any other trademarks, brands or names I.C. Isaacs hereafter owns, acquires, license or uses and for which orders are obtained by I.C. Isaacs and accepted by SAI hereunder from time to time.

(c).           The Parties shall enter into a Limited Trademark Sub-License Agreement granting SAI the exclusive right to use the Trademarks in the Territory in connection with its duties under the Sales Representative Agreement (the “Trademark Sub-License Agreement”), which agreement shall be consented to in writing by the owner of the Trademarks, on or before the Effective Date of this Agreement.

2.	Purchases.

I.C. Isaacs may request that SAI purchase certain finished Products from vendors as per a written purchase request format provided by SAI.  SAI will only purchase finished Products and will not purchase any samples, development materials, or other unfinished items, or pay for any advances, commission, overheads and similar matters unless agreed to in advance in writing by SAI.  SAI may accept or reject the request to purchase such Products in SAI’s sole discretion.  If SAI purchases Products as per I.C. Isaacs’ request, I.C. Isaacs shall be responsible to solicit purchase orders from Customers to sell the entire quantity of such Products.  Purchases from vendors by SAI will be made by letter of credit, and any other payment method requires pre-approval from SAI.  The standard time for opening letters of credit will be two (2) weeks before the latest shipping date, in SAI’s discretion.

3.	Orders/Invoicing.

(a).           I.C. Isaacs may preliminarily accept orders for the sale of the Products to any Customer in the Territory at the industry rate; provided, however, that all orders shall be subject to the final approval of and acceptance by SAI in SAI’s sole discretion.  I.C. Isaacs may make quotations to Customers in accordance with the prevailing prices and terms, but all sales shall be made final only when confirmed by SAI in writing.  The orders for the Products solicited by I.C. Isaacs shall be promptly directed to SAI.  SAI reserves the right to refuse any business originating in the Territory, either for lack of credit of any Customer (it being understood that no purchase orders for orders to be shipped to Customers will be accepted by SAI unless credit is approved by a factor or credit insurance company or on a C.O.D., letter of credit, or other basis acceptable to SAI).  Payment terms shall be net sixty (60) days maximum, and a surcharge and interest on any order beyond sixty (60) days shall apply to the LDP Cost (defined below in Section 4(b)).

(b).           All invoicing shall be done by SAI which shall provide for direct payment to SAI in U.S. dollars.  If any payment is directed to or otherwise received by I.C. Isaacs, I.C. Isaacs shall hold such payment in trust for SAI and immediately forward it to SAI, in the form received by I.C. Isaacs.  If I.C. Isaacs fails to do so, interest shall accrue on the amount of such payment at the per annum prime rate of interest quoted by CITIBANK (or its successor) in New York, New York from time to time (“Prime Rate”) from the date of such receipt until such payment is transferred to SAI.  All Products purchased hereunder by SAI shall be and remain the property of SAI until delivered to the Customer (or at such other time as title transfers to the Customer pursuant to the agreed upon order terms and the SAI approved invoice).  I.C. Isaacs hereby grants SAI a security interest, and a blanket first priority UCC lien, in and to all assets owned by I.C. Isaacs, including any interest that I.C. Isaacs may be found to have, if any, with respect to any inventory and accounts receivable of SAI related to the business of I.C. Isaacs, and SAI’s rights to receive any payments under this Agreement.  I.C. Isaacs further agrees to execute any documents which may be required for SAI to perfect this security interest.

4.	Commission/Samsung’s Overhead.

(a).           An amount equal to the Net Invoice Amount minus the LDP Cost (defined below) for the shipment of Products covered by such invoice, minus SAI’s Overhead (defined below) shall be I.C. Isaacs’ Commission (the “Commission(s)”). The Commission amount shall be calculated on a monthly basis at the end of each calendar month with respect to invoices issued during the preceding month.  The Commission amount shall be distributed to I.C. Isaacs or added to Commission Reserves (defined below), subject to all deductions permitted hereunder, as appropriate, as set forth in Sections 5 and 6 hereof.

(b).           As used herein, the term “LDP Cost” shall mean with respect to each shipment of Products, the sum of (i) the F.O.B. price therefore; (ii) any packing, shipping or delivery charges, service charges, taxes or customs duties, including ocean or air freight, inland freight, insurance, and brokerage fees in connection with the importation and delivery of such Products to a warehouse; (iii) any other expenses incurred up until the Products are delivered to a warehouse in the Territory including but not limited to demurrage and public warehouse storage charges; (iv) any inland freight or return charges unpaid by customers; and (v) any additional expenses which are incurred for providing special services in the warehouse including but not limited to ticketing, tagging, re-packing, and rush shipment charges.

(c).           As used herein, the term “SAI’s Overhead” shall mean an amount equal to:

(i)          From the Effective Date until December 31, 2009, an amount equal to: (A) eleven percent (11%) of the Gross Invoice Amount; or (B) at a mutually agreed upon rate greater than eleven percent (11%) if the Prime Rate is greater than six percent (6%).

(ii)          From January 1, 2010 and thereafter during the term of this Agreement, an amount equal to (A) thirteen percent (13%) of the Gross Invoice Amount; or (B) at a mutually agreed upon rate greater than thirteen percent (13%) if the Prime Rate is greater than six percent (6%).

(d).           As used herein, the term “Net Invoice Amount” shall mean the “Gross Invoice Amount” less taxes, chargebacks, price adjustments, credits, returns, discounts, allowances, or, if any, other miscellaneous charges.  As used herein, the term “Gross Invoice Amount” shall mean the face amount of SAI’s invoice to a Customer whose purchase order for the relevant shipment of Products was approved by SAI and which was obtained as a result of I.C. Isaacs’ efforts.

(e).           As additional compensation for SAI’s services hereunder, I.C. Isaacs shall distribute fifteen percent (15%) of the Net Profit of I.C. Isaacs (excluding all expenses related to debt servicing costs and expenses committed to prior to the Effective Date of this Agreement) to SAI within ten (10) business days after the end of each calendar quarter from the Effective Date until the earlier of (i) the termination or expiration of this Agreement; or (ii) the date SAI fully exercises its option under the Warrant Agreement between SAI and I.C. Isaacs dated as of the date hereof (“Warrant Agreement”).   Provided, however, that if SAI partially exercises its option under the Warrant Agreement, then the 15% distribution under this paragraph shall be reduced by the percentage amount of shares that was purchased under the Warrant Agreement until the earlier of (i) the termination or expiration of this Agreement; or (ii) the date SAI fully exercises its option under the Warrant Agreement.  (For the avoidance of doubt, for example, if SAI purchases 10% of the shares of I.C. Isaacs under the Warrant Agreement, the distribution under this paragraph shall be reduced to 5% (i.e., 15% minus 10%)).  As used in this paragraph, “Net Profit” shall mean gross profit minus selling, general & administrative Expenses (SG&A) allowed under U.S. Generally Accepted Accounting Principles (GAAP).

(f).           I.C. Isaacs shall provide SAI with its annual financial reports audited by a third party accounting firm, including its income statement and balance sheet, within sixty (60) days after I.C. Isaacs’ annual closing each year during the term of this Agreement.

5.	Commission Reserves.

(a).           In order to ensure the performance of its obligations to SAI under this Agreement and to induce SAI to enter into this Agreement, I.C. Isaacs hereby acknowledges and agrees that SAI shall hold in reserve a certain portion of Commissions ("Commission Reserves").  Commission Reserves shall at all times be equal to or greater than Restricted Commission Reserves (defined below). “Restricted Commission Reserves” shall mean an amount equal to the sum of:  (i) 50% of the value of any inventory (defined below) which remains unsold, unshipped and/or undelivered from SAI’s warehouse for more than ninety (90) days after SAI’s receiving date in the warehouse; (ii) 100% of the value of any inventory which remains unsold, unshipped and/or undelivered from SAI’s warehouse for more than one hundred (180) days after SAI’s receiving date in the warehouse, or which is defective, damaged or otherwise in unsellable condition; (ii) the aggregate face amounts of any accounts receivable which are more than thirty (30) days overdue or which are classified by SAI as bad debt (including without limitation, insolvency, chargebacks, and disputes); and (iii) at the option of SAI in its sole discretion, the amount of the Disposal Reserve as defined below. As used herein, “Disposal Reserve” shall mean a certain percentage in SAI’s sole discretion, but not exceeding four percent (4%), of the sum of the year end inventory plus the outstanding letter of credit balance amounts for each calendar year. The amount of the Disposal Reserve shall be cumulative, provided that the maximum Disposal Reserve SAI may hold back under this Agreement shall be equal to twenty percent (20%) of the sum of the year end inventory plus the outstanding letter of credit balance.

(b).           The value of inventory shall mean the LDP Cost of such inventory; provided that the value of inventory may be adjusted each year by SAI in its sole discretion.  In addition, with respect to any inventory that is unsold, unshipped and/or undelivered from the warehouse for more than three hundred sixty (360) days after SAI’s receiving date in the warehouse, SAI shall have the right to write off such inventory and/or to dispose of it in any manner determined by SAI in its sole discretion.  The adjusted or written off amount of inventory value shall be charged to the Commission Reserves.

(c).           In addition, SAI shall have the right to write off any accounts receivable that are over 90-days past due and which were invoiced at the request of I.C. Isaacs, or as otherwise determined as appropriate in SAI’s sole discretion on a monthly basis.   Moreover, SAI shall have the right to write off unsettled chargebacks that are over 90-days past due, in SAI’s sole discretion on a monthly basis.  In any and all cases, except if due solely to SAI’s negligence or misconduct, all uncollected accounts receivable shall be charged to the Commission Reserves.  In the event any account receivable is covered by credit insurance, any deductible or co-pay charged by the insurance company shall also be charged to the Commission Reserves.

(d).           I.C. Isaacs agrees that SAI is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any amount of the Commission Reserves with any amounts owed by I.C. Isaacs to SAI, and further, that no interest shall be payable on Commission Reserves.

(e).           In the event the Commission Reserves is negative at the end of any calendar month, then such negative amount shall be paid by I.C. Isaacs to SAI within ten (10) business days of the end of such month to make Commission Reserves equal to or greater than zero (0) dollars.

(f).           In the even the Available Commission (defined below) is negative at the end of any calendar quarter, SAI will charge I.C. Isaacs interest on that portion of Available Commission that is negative at the Prime Rate until the Available Commission is greater than or equal to zero (0) dollars.  In addition, in such case, I.C. Isaacs shall be required to pay such negative amount to SAI within one (1) month thereafter.  If I.C. Isaacs does not pay such negative amount within two (2) months thereafter, SAI, in its sole discretion may either terminate this Agreement or decrease I.C. Isaacs’ Monthly Commission (defined below) upon thirty (30) days written notice to I.C. Isaacs.  As used herein, “Available Commission” shall mean Commission Reserves minus Restricted Commission Reserves.

6.	Compensation.

(a).           In compensation for the services to be rendered by I.C. Isaacs pursuant to this Agreement, SAI shall pay I.C. Isaacs a commission on a monthly basis (“Monthly Commission") equal to: (i) twenty-one percent (21%) of the Net Invoice Amount, if the if the ratio of Gross Product Profit to Gross Invoice Amount (the “Gross Profit Ratio”) is equal to or greater than thirty-five percent (35%); or (ii) if the Gross Profit Ratio is less than thirty-five percent (35%), twenty-one (21%) percent minus the percentage amount that the Gross Profit Ratio is less than thirty-five percent (35%).  (For the avoidance of doubt, for a example, if the Gross Product Ratio is 31%, the Monthly Commission will be 21% minus 4% (i.e., 35% - 31%), or 17%.)   “Gross Product Profit” shall mean Net Invoice Amount less cost of goods as calculated on a cumulative monthly running average basis for the calendar year.  The calculation of the thirty-five percent Gross Product Profit threshold shall be done by SAI, in its sole discretion in accordance with SAI’s accounting policies and procedures, on a cumulative monthly running average basis for the calendar year. (For the avoidance of doubt, for example: If starting in January, at the end of January, SAI will determine whether  the gross Product profit is equal to or greater than 35%; at the end of February, SAI will determine whether the average gross Product profit for January and February is equal to or greater than 35%; at the end of March, SAI will determine whether the average gross Product profit for January, February, & March is equal to or greater than 35%, and so on.)  In the event the Net Invoice Amount is less than or equal to zero, the Monthly Commission shall be zero (0).  Monthly Commission shall be calculated on a monthly basis at the end of each calendar month with respect to invoices issued during the preceding month. Monthly Commission, if any is due, shall be paid within ten (10) business days after the end of each calendar month.

(b).           As additional compensation for the promotional and advertising services to be rendered by I.C. Isaacs pursuant to this Agreement, during the calendar year 2010 only, SAI shall pay I.C. Isaacs two percent (2%) of the Net Invoice Amount within ten (10) business days of the end of each calendar quarter (the “Promotional Commission”) with respect to invoices issued during the preceding quarter.  Provided, however, that if the Available Commission is less than zero, then the Promotional Commission shall be two percent (2%) of the Net Invoice Amount less the amount that the Available Commission is negative.  (For the avoidance of doubt, for example, if the Available Commission is -$50,000 then the Promotional Commission shall be 2% of Net Invoice Amount less $50,000.)  In no event shall the Promotional Commission be due to I.C. Isaacs at any time during the term of this Agreement except at the end of each quarter during the calendar year 2010.

(c).           The remainder of Commission after any payment of Monthly Commission each month and the quarterly Promotional Fee, if applicable, shall be added accumulatively to the Commission Reserve.

(d).           As additional compensation for the services to be rendered by I.C. Isaacs pursuant to this Agreement, SAI shall pay I.C. Isaacs Available Commission, if any, quarterly, within ten (10) business days after the end of each calendar quarter during the term of this Agreement, upon a request for distribution by I.C. Isaacs.  If the calculation of the Available Commission at the end of any calendar quarter is less than or equal to zero, then no payment shall be made to I.C. Isaacs under this Section 6(d) for such quarter.

7.	Inquiries; Claims.

(a).           All inquiries, correspondence and other information relating to the Products and/or order adjustments and allowances that I.C. Isaacs receives shall be promptly forwarded to SAI.

(b).           I.C. Isaacs shall immediately advise SAI of any claim relating to the Products that I.C. Isaacs receives from any Customer, and SAI shall have the right to take whatever steps SAI, in its sole and absolute discretion, deems necessary to adjust such claim.  Upon SAI's request, I.C. Isaacs shall provide reasonable assistance to SAI in adjusting any such claim, but I.C. Isaacs shall not be authorized to effect any settlement of any claim on SAI's behalf without the prior written approval of SAI.

8.	Indemnification.

(a).           I.C. Isaacs represents and warrants that the Products, including their advertising, labeling, packaging, and manufacture, delivery and sale, conform to all state, provincial, national, federal, and local laws and regulations applicable to the Products, including but not limited to the Consumer Products Safety Act and the Consumer Product Safety Improvement Act of 2008 (the “CPSIA”) and any other requirements applicable to toxic substances in consumer products, including, but not limited to, lead or phthalates.  I.C. Isaacs further represents and warrants that as to all Products, I.C. Isaacs will ensure that the Products are in full compliance with all certification, testing and other requirements under the CPSIA and other applicable laws and regulations.

(b).           I.C. Isaacs hereby agrees to indemnify, defend and hold harmless SAI and its officers, directors, counsel, employees, successors, agents, servants, and assigns from and against any and all claims, third-party claims, causes of action, damages, liabilities, fees (including without limitation reasonable attorneys fees), expenses and costs (“Claims”) that are brought against or are incurred by SAI in connection with (i) the business contemplated in this Agreement whether in its purchases, importations, exports, distribution, sales, collections of receivables, or any other matter, including but not limited to Claims for customs duties, demurrage, taxes, imposts, penalties, fines, customer chargebacks, products liability, or trademark, patent, copyright or other intellectual property infringement; (ii) violation of any applicable law ore regulation applicable to the Products; and (iii) the Products, the failure to perform in accordance with the terms of this Agreement, including without limitation violation of the CPSIA, the breach of any warranty or representation herein, or third party claim inconsistent with such representations.  In no event shall SAI have any liability for any royalties or any other payments due by I.C. Isaacs, I.C. Isaacs. L.P. or any other party with respect to the licensing of the Trademarks.  The indemnifications provided hereunder shall survive any expiration or termination of this Agreement.

9.	Independent Contractor.

It is expressly agreed and understood by the parties that I.C. Isaacs shall not be granted any right or authority to assume or to create any obligation or duty, express or implied, on behalf of or in the name of SAI or to bind SAI in any manner whatsoever.  Nothing herein shall be construed to place SAI and I.C. Isaacs in a relationship of partners, principal and agent, or other similar relationship.  I.C. Isaacs further acknowledges and agrees that I.C. Isaacs has been appointed by SAI as an independent contractor and not as an employee, and I.C. Isaacs shall be responsible for, inter alia, payment of all taxes, duties, and imposts of whatsoever nature arising out of its activities.

10.	Non-Assignability.

The obligations of I.C. Isaacs hereunder are not assignable or subject to delegation, except with the express prior written consent of SAI. Any purported assignment of rights or delegation of performance in violation of this Section is void.

11.	Term; and Termination.

(a).           Unless earlier terminated as provided herein, this Agreement shall be effective as of the Effective Date and shall continue to be in effect until December 31, 2014.  Thereafter, this Agreement shall automatically renew for consecutive three (3) year terms unless either party gives written notice of its intent not to renew no later than ninety (90) days before the end of the initial term or any subsequent renewal term.

(b).           Notwithstanding the foregoing, SAI may, by ninety (90) days written notice to I.C. Isaacs terminate this Agreement, if SAI has determined, based on the accepted and approved orders, that I.C. Isaacs has materially failed to meet the levels of sales and profitability set forth in the business plan for each sales year, or if SAI determines in its sole discretion that inventory levels are excessive.  I.C. Isaacs shall provide SAI with a copy of its proposed business plan (which shall include I.C. Isaacs’ Budget) within thirty (30) days before the beginning of each calendar year during the term hereof, and SAI shall either approve or reject the plan within thirty (30) days from its receipt.  In addition, if the parties are unable, after negotiation in good faith, to agree upon a business plan by sixty (60) days after the start of the calendar year in issue, SAI may terminate this Agreement on ninety (90) days written notice to I.C. Isaacs.

(c).           Notwithstanding anything to the contrary herein, either party may terminate this Agreement under the following circumstances:

(i)          If the other party shall breach any material term or condition of this Agreement and fails to cure said breach within thirty (30) days of receiving written notice of such breach, specifying the particulars thereof, without prejudice to any of the non-defaulting party’s other rights and remedies; or

(ii)          Immediately if there is any sale, transfer, or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any substantial interest in the direct or indirect ownership or management of I.C. Isaacs or SAI, including without limitation in connection with a merger, reorganization, consolidation or like transaction, or upon the dissolution or liquidation of I.C. Isaacs or SAI for any reason, or I.C. Isaacs’ or SAI’s ceasing of business operations,

(iii)           Immediately if there is a sale, transfer, or other disposition, voluntary or involuntary, by operation of law or otherwise, of all or substantially all of the assets of I.C. Isaacs or SAI; or

(iv)          Immediately if there is an appointment of an assignee, referee, receiver or trustee for I.C. Isaacs or SAI or any action is taken by or against I.C. Isaacs or SAI under bankruptcy or insolvency laws, voluntary or involuntary, or if I.C. Isaacs or SAI makes an assignment for the benefit of creditors; or

(v)          If there is a conviction of I.C. Isaacs or SAI or any principal officer or director of either party for any crime which, in the reasonable opinion of the other party, may adversely affect the good will or interests of such party, then the other party may terminate this Agreement upon sixty (60) days written notice thereof;

(vi)          If the ratio of Gross Product Profit to Gross Invoice Amount is below thirty–five percent (35%) for three (3) months during any consecutive six (6) month period any time during the term of this Agreement, then either party may terminate this Agreement by providing the other party with sixty (60) days written notice thereof; or

(vii)          If SAI and I.C. Isaacs disagree on the appropriate level for the ratio of presold product to inventory manufactured over a period of six (6) months, then either party may terminate this Agreement by providing the other party with sixty (60) days written notice thereof; or

(viii)          Immediately upon written notice by either party, if the Trademark Sub-License Agreement is not executed and delivered by I.C. Isaacs and SAI, and consented to by the owner of the Trademarks, on or before execution of this Agreement, and the parties do not otherwise agree in writing to waive such condition or extend the time for its fulfillment.

12.	Disposal of Inventory; and Accounts Receivable Collection After Termination.

(a).           In the event of expiration or termination of this Agreement, for any reason, a final calculation of both the Commissions and Available Commissions shall be made, at the end of the Disposal Period (defined below) in accordance with this Section and Sections 4, 5 and 6 hereof (“Final Calculation”).  I.C. Isaacs shall assist SAI in selling any inventory remaining unsold, as of the expiration or termination of this Agreement for three hundred sixty (360) days from the date of the expiration or termination hereof (the “Disposal Period”), to the extent permitted under the License Agreement, and in collecting any accounts receivable remaining uncollected in whole or in part for one hundred eighty (180) days from the date of the expiration or termination hereof (the “Accounts Receivable Collection Period”).  It is acknowledged and agreed that SAI shall have absolute discretion as to whether it will accept and approve a purchase order obtained by I.C. Isaacs for sale of any remaining inventory. The terms of Section 4, Commission/SAI’s Overhead, and Section 5, Commission Reserves, will remain in effect during the Disposal Period and Accounts Receivable Collection Period according to the terms and conditions of this Agreement, while the terms of Section 6, Compensation, including without limitation the obligations to pay Monthly Commission and Promotional Commission (if applicable) and to make quarterly payments of Available Commission to I.C. Isaacs shall not apply during the Disposal Period and Accounts Receivable Collection Period; provided that at the end of the Disposal Period the Final Calculation shall be made and any Commissions due I.C. Isaacs shall be paid to I.C. Isaacs in accordance with this Section 12.

(b).           At the end of the Disposal Period, SAI shall charge any Product remaining in SAI’s inventory in an amount equal to the LDP Cost of such Product plus thirteen percent (13%) to Commission Reserves.  At the end of Accounts Receivable Collection Period, SAI shall charge any accounts receivable remaining uncollected to Commission Reserves. If the Commission Reserves after the end of the Disposal Period and Final Calculation is negative, I.C. Isaacs shall pay the negative amount to SAI within ten (10) business days thereafter.  If the Commission Reserves after the end of the Disposal Period and Final Calculation is positive, SAI shall pay such positive amount to I.C. Isaacs within ten (10) business days thereafter.  It is expressly understood and agreed that, during the Disposal Period and the Accounts Receivable Collection Period, both parties shall have the right to use, for the sole purpose of the disposal of such remaining Products on hand or in process at the time of termination, and collection of accounts receivable, the Trademarks, to the extent permitted under the License Agreement.

13.	Confidentiality.

The Parties acknowledge that they may acquire and develop knowledge, information and materials concerning the Products, each other, their affiliated companies and their business plans, prices, product information, strategies, costs, expenses, marketing, manufacturing processes, and other business information which is not public information and which is and shall be trade secrets and confidential and proprietary information (collectively, “Confidential Information”).  Neither party shall use Confidential Information of the other for any purpose other than to carry out its obligations under this Agreement.   Both parties shall use all reasonable efforts to hold such Confidential Information in strict confidence and shall not disclose such Confidential Information to others, except to its parent or affiliates and its or their officers, directors, employees, agents, advisors and representatives, nor allow any unauthorized person, firm, or corporation access to it, without the prior written consent of the other party.  Neither party shall be obligated with respect to Confidential Information if: (i) it becomes available to third parties without restriction and without breach of this Agreement; (ii) it is independently developed by the recipient; (iii) it is or becomes part of the public domain without breach of this Agreement; (iv) it is or becomes known or available without restriction and not in breach of any restrictive agreement; or (v) it is required to be disclosed by law or judicial process, provided that in this event recipient provides the disclosing party with as much prior written notice as is practical under the circumstances.  The obligations of this Section shall survive the effective termination or expiration date of this Agreement for a period of five (5) years therefrom.

14.	Notices.

All notices, consent, and correspondence to be given pursuant to this Agreement shall be in writing and delivered by hand or sent by prepaid, registered or certified mail (return receipt), by nationally recognized commercial courier, or by receipt confirmed facsimile.  Such notice shall be effective upon receipt by the other party.  All notices shall be sent to the parties at the addresses first written above or to such other address as either party may hereafter designate by a written notice.

15.	Complete Agreement/Amendments.

This Agreement reflects the entire agreement of the parties and supersedes all prior understandings and agreement, whether oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended or altered except by written agreement signed by both parties expressly stating the intention of the parties to amend or alter the terms hereof.

16.	Governing Law/Jurisdiction.

This Agreement and the rights of the parties hereto shall be construed and determined exclusively in accordance with the laws of the State of New York.  Any disputes arising from or related to this Agreement shall be filed and resolved exclusively in the appropriate State or Federal court in the jurisdiction of New York, New York.  Each party to this Agreement consents to the exclusive jurisdiction of such courts, and waives any claims of improper venue or forum non conveniens with respect thereto. Each party agrees that the exclusive choice of forum set forth in this Section does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

17.	Waiver.

Any waiver by either party of any provision of this Agreement, or of any breach of this Agreement, shall be effective only if in writing signed by such party, and such waiver shall not be deemed a continuing waiver of such provision or a waiver of any subsequent breach of a similar or different nature.

18.	Headings/Interpretation.

The headings of sections in this Agreement are provided for convenience only and do not affect this Agreement’s construction or interpretation. Each party has had the opportunity to consult legal counsel and accordingly, this Agreement shall not be interpreted against either party as the “drafter” hereof.  In the event any one or more of the provisions of this agreement shall for any reason be held to be void, invalid, illegal or unenforceable in any respect, such voidance, invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision had never been contained herein.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but which together shall constitute one and the same agreement. The parties hereto agree that a photocopy or facsimile of this Agreement with their signatures thereon shall be treated as an original and shall be deemed to be as binding, valid, and authentic as an original signature document for all purposes, including the “Best Evidence” rules

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

SAMSUNG AMERICA, INC.		I.C. ISAACS & COMPANY, INC.

By:	/s/ Kyo In Choo	By:	/s/ Robert Stec
Print:	Kyo In Choo	Print:	Robert Stec
Title:	President & CEO	Title:	Chief Executive Officer

 SCHEDULE 1
TRADEMARKS

SCHEDULE 2
PRODUCTS

1)  Men’s apparel items of any type; and

2)  Men’s active footwear; and

3)  Any other items which I.C. Isaacs, L.P. is granted the license to utilize from Latitude Licensing Corp. pursuant to its right of first refusal set forth in the License Agreement or pursuant to any amendment to the License Agreement, shall be automatically added to the definition of Products in this Schedule 2.